Exhibit 5. Opinion re: legality
JACKSON L. MORRIS

Attorney at Law
Admitted in Florida and Georgia (inactive)

February 1, 2008

Board of Directors
Opticon Systems, Inc.
Suite 100
1701 West Northwest Highway
Grapevine, Texas 76051

Gentlemen:

I have acted, at your request, as special counsel to Opticon Systems, Inc. (“Opticon”), a Nevada corporation, for the single purpose of rendering an opinion as to the legality of 5,000,000 shares of Opticon's common stock, par value $0.001 per share, to be offered and sold by Opticon (the “Shares”) included in a registration statement to be filed by Opticon with the U.S. Securities and Exchange Commission (the "SEC") on Form SB-2 for the purpose of registering the offer and sale of the Shares.

For the purpose of rendering my opinion herein, I have reviewed the Constitution and Statutes of the State of Nevada, published decisions of Nevada courts to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Opticon and all amendments thereto, the Bylaws of Opticon, selected proceedings of the board of directors and of the stockholders of Opticon approving the amendments to the Articles of Incorporation, authorizing the issuance of the Shares and appointing Island Stock Transfer, St. Petersburg, Florida (the "Transfer Agent"), a firm registered in compliance with Section 17A of the Securities Exchange Act of 1934, as amended, as Opticon's transfer agent, certificates of officers of Opticon and of public officials, records of the Transfer Agent and such other documents of Opticon and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when issued against full payment therefore will be, validly issued, fully paid and nonassessable, in accordance with the requirements set forth in Chapter 78, NRS, Private Corporations.

I am a holder of 50,000 of Opticon’s shares and a selling stockholder.

I have not examined the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form SB-2, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporate law; and, I so not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I consent to the use of my opinion as an exhibit to the Registration Statement and to the reference thereto under the heading “Legal Matters” in the prospectus contained in the Registration Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

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